Exhibit 10.9

Hanryu Bank Co., Ltd. The 11th Bearer Separate Privately Placed Bond with Warrant Underwriting Agreement

Issuing Company: Hanryu Bank Co., Ltd.
Underwriter: Midas AI Co., Ltd.

Underwriting Agreement concluded on July 2, 2021
Date of Payment and Issuance: July 2, 2021

This bond with warrant underwriting agreement was concluded between the following parties on July 2, 2021.

Issuer	Hanryu Bank Co., Ltd.
CEO: Munjung Kang
[B-Dong, Room 1702, 397 Seochodae-ro, Seocho-gu, Seoul, Korea (Seocho-dong)]

Underwriter	Midas AI Co., Ltd.
CEO: Sangchul Seo
[4th and 5th floors at Daechisangbu Tower at 413 Yeoksam-ro, Gangnam-gu, Seoul, Korea]

Full Text

Hanryu Bank Co., Ltd. (hereinafter referred to as “Issuing Company”) has concluded the underwriting agreement (hereinafter referred to as “This Agreement”) with Midas AI Co., Ltd. (hereinafter referred to as “Underwriter” or “Debenture Holder”) for the 11th bearer separate privately placed bond (hereinafter referred to as “This Bond”) with the total face value of KRW 4,500,000,000 issued on July 2, 2021, from the resolution of the board of directors held on July 2, 2021.

Article 1 Purpose of Agreement

The purpose of this agreement is to clarify rights and obligations between the issuing company and the underwriter when the underwriter underwrites “this bond” issued by the issuing company.

Article 2 Underwriting Bond

Issuing company shall issue this bond according to conditions and contents determined in this agreement, and underwriter shall underwrite them.

Underwriter	Underwriting Amount
Midas AI Co., Ltd.	KRW 4,500,000,000

Article 3 Issuing Conditions of Bonds

Issuing conditions of this bond are as follows.

1.	Company name: Hanryu Bank Co., Ltd.
2.	Name of bond: The 11st bearer separate privately placed bond with warrant of Hanryu Bank Co., Ltd.
3.	Type of bond: Bearer separate privately placed bond with warrant
4.	Total issuing price of the bond: KRW 4,500,000,000
5.	Issuing price of the bond: 10% of the total face value of the bond

6.	Face value and the number of bond: 9 of KRW 500 million bonds
7.	Bond division and merger prohibition: This bond shall not be divided or merged for a month from the date issuance.
8.

Interest rate of the bond: Coupon rate shall be calculated as the annual interest rate of 0.0% on the total face value of each bond from the next day of the issuance to the date of redemption and paid in every 12 month. Maturity secured profit rate shall be 3.0% of the annual rate.

9.

Redemption method and expiration of the bond: The principal of this bond possessed until the maturity shall be paid at a time as relevant to the annual interest rate of 3.0% of the secured yield to maturity of the face value on July 2, 2024. However, if the redemption date is not the business day, the amount shall be paid on the following business day, and the interest shall not be calculated after the principal redemption date.

10.

Put option about this bond: “Debenture holder” of “this bond” may claim the early redemption before the maturity for all or a part of the principal of “this bond” on July 2, 2022, a year after the issuance of “this bond” or on the date relevant to every 3 month afterwards (hereinafter referred to as “Date of Early Redemption”). However, if the date of early redemption is not the business day, the amount shall be redeemed on the next business day, and the interest shall not be calculated after the date of early redemption. In this case, the annual interest rate of 3.0% shall be applied for the early redemption.

11.

Call option about this bond: The issuing company or a party designated by the issuing party may claim the purchaser to sell all or a part of this bond possessed by the debenture holder from the date of issuance of this bond to the maturity. Debenture holder shall sell this bond according to the claim in this case. In this case, the annual interest rate of 3.0% shall be applied on call option.

12.

Overdue interest: When the issuing company fails to pay for the principal or interest on each due date according to the paragraph 9, the overdue interest shall be paid on the principal. In this case, overdue interest rate shall be the annual interest rate of 12%. Overdue interest shall be paid on a daily basis with 365 days in a year.

13.	Redemption of principal and interest payment place: Hanryu Bank Co., Ltd.
14.	Payment of the bond: Hanryu Bank Co., Ltd.
15.	Usage of the bond: Operating fund including the business expenses
16.	Date of concluding the bond underwriting agreement: July 2, 2021
17.	Subscription date of the bond: July 2, 2021
18.	Payment date of the bond: July 2, 2021
19.	Issuance date of the bond: July 2, 2021
20.	Maturity of the bond: July 2, 2024
21.	Issuing method of the bond: Bond separated with preemptive right and warrant shall be issued in kind.

22.	Benefit of time of the issuing company

A.	Causes of the lost benefit of time from the issuing company: In case of causes relevant to the following on the issuing company, the issuing company shall be lost with benefit of time on this bond without separate request or notice and shall immediately pay for the amount that is calculated by adding all the interest amounts applied with the coupon rate from the paragraph 8 of this article from the date of the payment of full amount of outstanding principal (face value) and the previous interest amount to when the benefit of time is lost to the debenture holder.

a)	If the issuing company becomes bankrupt or applies for the initiation of rehabilitation or agrees with them, or if the bankruptcy is announced, or the rehabilitation procedures are initiated on the issuing company

b)	In case of causes of the dissolution as determined by the articles of association including the expiration of duration on the issuing company, or order of dissolution or judgment of dissolution from the court, or resolution of dissolution from the general meeting of shareholders

c)	If the issuing company is temporarily or permanently closed with business, or faces significant business suspension or cancellation from the supervising organizations (however, temporary business suspension from the administrative order from the supervising organization shall be excluded).

d)	If there is suspension in transaction from promissory note exchange to the issuing company, or if there is the application of registration on the default list, and other cases when the issuing company is acknowledged to be in insolvent or suspended with payment

B.	Causes of the lost benefit of time on the issuing company: In case of causes occurring on the issuing company, the debenture holder may immediately lose the benefit of time on all or a part of the outstanding principal and claim for the payment of amount added with all the interest amounts calculated by applying the coupon rate.

a)	When the issuing company violates obligations from this agreement

b)	When non-fulfilling obligations to pay for all or a part of the principal of this bond and also the interest on due, or failing to pay for the amount within 5 days of due date

c)	If the payment is not made on principal among debts from the issuing company other than this bond, or if there are causes of lost benefit of time due to financial default, or if the security right on debt has been performed

d)	All or more than 50% of the assets of the issuing company are reported to be applied with injunction or provisional attachment, and if they are not cancelled within 90 days

C.	If the benefit of time on this bond is lost on the issuing company according to A or B in this paragraph, failing to pay for the principal within due date, the overdue interest shall be paid as applied with the interest rate from the next date of the payment to the date of actual payment made in the paragraph 12 of this article.

D.	Issuing company shall immediately notify the underwriter or debenture holder of the occurrence of causes for the lost benefit of time in writing (or overall conditions related to the lost benefit of time along with the delivery of notice/time lapse/confirmation letter issuing courses, or actual cases or behaviors related to them).

23.	Distributing date and place of the bond: Bond shall be issued on the relevant date and distributed to the underwriter.

24.	This bond shall be issued in a method other than the recruitment, and not listed in the stock market.

25.	Matters related to the preemptive right: Preemptive right of this bond shall be separated from the unsecured bond, and issued in kind to the underwriter on the date of bond issuance according to the following conditions.

A.	Amount and the face value of the preemptive right: 9 KRW 500 million bonds

B.	Types of stocks to be issued in the exercise of securities from the preemptive right to new stocks: Registered ordinary shares from the issuing company

C.	Exercise ratio: 100% of the shares after dividing the face value of securities from the preemptive right to new stocks (the total of face value if exercising preemptive right with more than two bonds with warrant) with the following exercise price of the preemptive right is regarded as the number of exercise shares, and the fractional share shall not be acknowledged.

D.	Exercise price of preemptive right: KRW 1,500 per share

E.	Adjustment of exercise price of preemptive right (hereinafter referred to as “Exercise Price”)

a)	If the issuing company issues stocks through capital increase by issuing new stocks, share distribution, or capital transfer of reserve in the issuance price that is lower than the market price (including when it is lower than the exercise price prior to the issuance, and same as the following paragraphs) before a part in possession of securities from the preemptive right to new stocks claims to exercise preemptive right, or issues convertible bonds or bonds with warrant with convertible price or exercise price below the market price, the exercise price of preemptive right is adjusted as follows. However, when performing the capital increase both by issuing new stocks or without consideration, when the per-share exercise price of capital increase by issuing new stocks is above the exercise price before the adjustment, the shares of newly issued stocks by the capital increase by issuing new stocks shall not be applied in the adjustment of exercise price but only applied with the newly issued shares from the capital increase without consideration. The date of adjustment of exercise price according to this paragraph shall be the date of issuance of new stocks or convertible bonds or bonds with warrant from the capital increase by issuing new stocks, share distribution, or capital transfer of reserve.

Exercise price after the adjustment = Exercise price before the adjustment x [{A+(B+C/D)} / (A+B)]

A.	Issued shares of stocks

B.	Newly issued shares of stocks

C.	Per-share exercise price

D.	Market price

However, in the above formula, the “issued shares of stocks” shall be the total shares issued as of the date immediately before the cause of the adjustment occurs. In the case of issuing convertible bonds or bonds with warrant, the “issued shares of stocks” shall be the number of shares to be issued if all shares are converted at the conversion price. In addition, the “per-share issuing price” in the above formula is zero (0) in the case of share division, capital increase without consideration, and stock dividend. In the case of issuance of convertible bonds or bonds with warrant, the conversion price or exercise price at the time of issuance of such bonds. In the above formula, “market price” is the reference stock. However, in case of an adjustment due to an issuance that falls below the value of the exercise on the day before the issuance, the exercise value on the day before the issuance shall be).

b)	In case that an adjustment of the exercise price is required by merger, capital decrease, share division and, etc., securities from the preemptive right to new stocks shall be exercised and acquired in full stock immediately before the merger or capital decrease so that the securities from the preemptive right to new stocks may have the same effect. In the case of mergers, capital decrease, share division, and mergers, the exercise price shall be adjusted taking into account the ratio of each of them. In case that the securities from the preemptive right to new stocks holder have suffered damages due to the issuer’s failure to take these measures, the issuer shall compensate the damages. In addition, the issuing company shall not conduct mergers, splits, and sales transfers in a manner that adversely affects the rights of the holder of the new share acquisition rights.

c)	In case of an increase in the value of the stock, such as the merger of potatoes and shares, the value of the exercise shall be adjusted on the condition that the adjustment ratio due to the merger of potatoes and shares is reflected upward.

d)	If the exercise price adjusted by a) to c) above is less than the face value of the shares, the face value shall be the exercise price, and the total amount of the issue value of the shares to be issued due to the exercise of the preemptive right granted to each bond with warrant shall not exceed the issue value of each new share rights bond.

(e)	Less than one KRW of the exercise price shall be raised after adjustment under this subparagraph.

F.	Preemptive right exercise period: One year after the date of issuance of this bond (July 2, 2022) to one month before the principal redemption date (June 2, 2024). If the end of the exercise period is not a business day, it shall be a business day. If not exercising preemptive right within this period, the preemptive right of these securities from the preemptive right to new stocks will be extinguished.

G.	Preemptive right exercise place: Main branch of the publishing company

H.	Preemptive right exercise procedures and methods:

a)	Securities from the preemptive right to new stocks and a predetermined preemptive right exercise claim shall be submitted to the issuer with the necessary information.

b)	The payment of the principal of the new shares issued as a preemptive right exercise shall be paid to the issuer or to the financial institution designated by the issuer or to substitute the new shares into separate bonds of this bond.

c)	In the case of substitute payment, the amount equivalent to a single share of less than one week of the recommendation of the bond shall be paid in cash by the issuing company at the time of the sovereign grant.

I.	When the preemptive right exercise takes effect: In accordance with the preemptive right exercise procedure above, the preemptive right exercise shall take effect when the preemptive right exercise claim and the securities from the preemptive right to new stocks are submitted and the new stock acquisition fee is paid. Shares issued by the preemptive right exercise shall be deemed to have been issued at the time of the effect of the above preemptive right exercise.

J.	How and where the shares issued by the preemptive right exercise are issued: The shares issued by the preemptive right exercise shall be issued by the issuing company or the issuing company’s name and opening agency.

K.	Initial dividend and interest of shares issued due to preemptive right exercise: Shares issued by preemptive right exercise shall have the effect of the dividend as issued as shares at the end of the business year immediately prior to the business year to which the preemptive right exercise claim date belongs, and the interest of bonds with warranty shall not be affected by the preemptive right exercise.

L.	Holding of non-issued shares: The issuer shall hold as unreleased shares the number of shares to be issued due to the preemptive right exercise among the total number of shares to be issued by the issuer until the end of the preemptive right exercise period.

M.	Registration of capital increase by preemptive right exercise: The “issuer” shall perform the registration procedure in accordance with the preemptive right exercise within 5 business days from the date of the preemptive right exercise.

27.	Special Terms

A.	Only the preemptive right (warranty) of this bond may be transferred separately, and the issuer may charge the acquirer to preferentially sell a portion or 100% of the preemptive right to the issuer and the issuer specified within one month before maturity from the date of issue. At this time, a premium of 3% of the preemptive right’s exhortation will be paid.

B.	In case that the largest shareholder of the issuer sells his or her share, he or she shall preferentially repay these bonds prior to the sale, or sell them.

28.	For matters not set forth in this Agreement, the provisions of Articles 516-2 to 516-11 of the Commercial Code shall be followed

Article 4 Expenses

Expenses from the issuance of this bond shall be borne by the issuing company in principles. However, the expenses acknowledged by the underwriter of this bond such as the expenses for setting pledges shall be of an exception.

Article 5 Resale of Bonds

1.	Underwriter may resell the bond to a third party before the due date of redemption of the bond from a month after issuing the bond. However, underwriter shall not resell the bond to more than 50 people within a year of the issuance.

2.	Rights of the underwriter on the contract in case of resale shall be automatically succeeded to a party acquiring this bond.

Article 6 Statement and Guarantee of Issuing Company

1.	As of the date of this agreement, the issuer shall state and guarantee to the underwriter:

A.	The issuing company is legally established and survives in accordance with the laws of the Republic of Korea and has the ability and qualifications to perform the operations it currently performs. The issuing company is not in liquidation or in a state where bankruptcy, corporate regeneration procedures, insolvency signs under the Corporate Structure Adjustment Promotion Act, corporate management procedures and other similar procedures are in progress or are about to be initiated.

B.	The issuing company has performed all of the authorized procedures required by the Board of Directors and/or the General Meeting of Shareholders or articles of association of the issuing company or law in connection with the conclusion of this agreement and the implementation of the contents of this agreement (including the issuance of these bonds to the underwriter).

C.	This agreement has the effect of legally binding the issuer, and if the issuer does not fulfill its contractual obligations, the underwriter may take all legal means to force the issuer to fulfill its obligations.

D.	No laws, court rulings, decisions, and orders exist that substantially limit the issuer’s exercise of rights and obligations under this agreement, and the conclusion and implementation of this agreement by the Issuer shall not violate or conflict with the Articles of Incorporation of the issuer or any other agreement of which the issuer is a party.

E.	The issuing company’s duty to pay taxes is fulfilled.

F.	There shall not be any litigation or legal dispute of a nature that has a significant adverse effect on the financial condition of the issuing company or on the trading relationship under this Agreement as a lawsuit or legal dispute that is currently in progress or expected in the future.

G.	The Issuing company has not (1) issued any other shares or bonds or certificates or securities granting the right to acquire them, other than those disclosed to the underwriter prior to the conclusion of this agreement, and (2) entered into no agreement granting the right to acquire shares or bonds, such as stock options, with respect to common shares already issued, bonds and stock options that have not

H.	All real estate, property, machinery, vehicles, and office equipment held by the issuing company are legally owned by the issuing company or are authorized to be used by the issuing company.

I.	The Issuer shall not be a party to any agreement, agreement, or other agreement that places an unusual burden on the Issuer’s operations and shall not be bound by such agreement, agreement, or other agreement.

J.	The financial statements of the issuing company’s recent business year were prepared in accordance with generally accepted accounting principles in Korea, accurately and fairly represent the issuer’s financial status and operating status, and do not miss significant liabilities (including contingent liabilities). In addition, after the date of the above financial statements, there were no important matters that may adversely affect the financial condition and operating status of the issuing company.

K.	The issuing company legally holds intellectual property rights such as patents, trademarks, and copyrights, as well as licenses from all necessary government and supervisory authorities regarding the sales and assets they currently hold.

L.	The issuing company is not in a situation where it may default on its debts and lose the profits of its due date or initiate forced execution.

M.	The issuing company did not cause dissolution under Article 517 of the Commercial Code and other laws.

N.	Notes or checks issued by the issuing company have not been dishonored or transactions with the bank have not been suspended or prohibited.

O.	The issuing company has no current progress (except if the application for suspension or cancellation of the execution has been accepted) in the event that forced enforcement of the issuing company’s property (including enforcement by a ruling or order) has been carried out or disclosed.

The issuer shall immediately notify the underwriter if any statement or guarantee made by the issuer under this agreement is false or inaccurate or likely to be made in light of the circumstances at that time at any time before the underwriting payment of the bonds is paid on the date of issue.

Article 7 Prerequisites of Payment

The underwriter shall acquire this bond and pay the resulting acquisition fee only if the conditions of each of the following paragraphs are met.

1.	From the date of this agreement, there will be no event that the (financial or other) circumstances or general affairs of the issuer or its subsidiaries will be changed to a significantly unfavorable state due to the issuance of these bonds or reasonably expected to involve adverse changes

2.	The statements and guarantees provided by the issuing company in this agreement shall be true and accurate as of the date of this agreement and on each date on which the statements and guarantees are deemed to have been made, and the above statements and guarantees shall be true and accurate as to the facts and circumstances existing at the time of payment

3.	There will be no changes that may have a significant adverse effect on the management or financial position of the issuing company as of the date of delivery

4.	As of the date of payment, there will be no default of the issuer’s contractual obligations and the underwriter’s approval conditions

5.	As of the date of payment, the articles of association of the issuing company and the minutes of the board of directors, and other documents required by the underwriter as reasonably necessary shall be filled out and submitted in the content and format that the underwriter satisfies

Article 8 Proper Law and Competent Court

This agreement and the bond shall be interpreted according to the laws in South Korea as proper law, and lawsuits on this agreement and bond shall be handled in Seoul Central District Court as the competent court for the first trial.

Article 9 Resolution of Objections

Objection from matters not determined in this contract shall be processed in business custom or in negotiation with the issuing company and the underwriter.

Article 10 Notice

Notice from this contract shall be made in writing, and delivered in the following address or number in person, fax, or registered mail.

Notice to the underwriter:

Midas AI Co., Ltd.

Address: 4th and 5th floors at Daechisangbu Tower at 413 Yeoksam-ro, Gangnam-gu, Seoul, Korea

Charging person: Jongpan Choi

Telephone: 02-3497-8900

Email: jpchoi@midas-ai.co.kr

Notice to the issuing company:

Hanryu Bank Co., Ltd.

Reference: Juhyun Shin

Address: B-dong, Room 1702 at 397 Seochodae-ro, Seocho-gu, Seoul, Korea (Seocho-dong)

Telephone: 02-564-8588

Email: sjh@hanryubank.com

As a proof of the conclusion of this contract, 2 copies of this contract shall be prepared and signed/sealed by each party to keep one copy, respectively.

July 2, 2021

“Issuing company”:	Hanryu Bank Co., Ltd.
CEO Munjung Kang (Signature)

“Underwriter” :	Midas AI Co., Ltd.
CEO Sangchul Seo (Signature)